The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$156,462
Class B	$8,902
Class C	$15,415
Class F-1	$7,423
Class F-2	$728
Total	$188,930
Class 529-A	$3,915
Class 529-B	$552
Class 529-C	$1,532
Class 529-E	$218
Class 529-F-1	$267
Class R-1	$334
Class R-2	$4,333
Class R-3	$4,529
Class R-4	$3,979
Class R-5	$8,415
Class R-6	$3,832
Total	$31,906

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4448
Class B	$0.3413
Class C	$0.3348
Class F-1	$0.4431
Class F-2	$0.4754
Class 529-A	$0.4368
Class 529-B	$0.3242
Class 529-C	$0.3254
Class 529-E	$0.3967
Class 529-F-1	$0.4652
Class R-1	$0.3317
Class R-2	$0.3332
Class R-3	$0.3916
Class R-4	$0.4392
Class R-5	$0.4810
Class R-6	$0.1561

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	336,401
Class B	25,260
Class C	48,611
Class F-1	13,151
Class F-2	4,027
Total	427,450
Class 529-A	10,291
Class 529-B	1,811
Class 529-C	5,555
Class 529-E	625
Class 529-F-1	625
Class R-1	1,001
Class R-2	14,453
Class R-3	12,323
Class R-4	11,241
Class R-5	3,635
Class R-6	28,621
Total	90,181

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.11
Class B	$14.11
Class C	$14.11
Class F-1	$14.11
Class F-2	$14.11
Class 529-A	$14.11
Class 529-B	$14.11
Class 529-C	$14.11
Class 529-E	$14.11
Class 529-F-1	$14.11
Class R-1	$14.11
Class R-2	$14.11
Class R-3	$14.11
Class R-4	$14.11
Class R-5	$14.11
Class R-6	$14.11